Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VACCINEX, INC.

Vaccinex, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Vaccinex, Inc.

2. Article 5 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by adding the following at the end of Article 5(a):

“Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of Delaware, each 10 shares of the Common Stock (the “Old Common Stock”) issued immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $0.0001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”). The Corporation shall not issue fractions of shares of New Common Stock in connection with the Reverse Stock Split. In lieu of any fractional share that would result from the Reverse Stock Split, each stockholder shall be entitled, upon the surrender of the certificate or certificates representing such stockholder’s shares of Common Stock, to receive an amount in cash equal to such fraction multiplied by the fair market value of a share of the New Common Stock as determined in good faith by the board of directors of the Corporation. Each certificate that theretofore represented shares of Old Common Stock shall, from and after the Effective Time, automatically represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined.”

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this      day of             , 2018.

VACCINEX, INC.

By:
Name:	Maurice Zauderer
Title:	President and Chief Executive Officer